Prospectus Supplement

(To prospectus dated January 11, 2013)

Pioneer Financial Services, Inc. $50,000,000 Investment Notes Minimum Investment of $10,000 Rate Supplement

Interest Paid or Compounded Annually

	Principal Amounts and IRA	Principal Amounts and IRA
Term	Amounts of $10,000 - $24,999	Amounts of $25,000- $99,999

12 months	1.00%	2.00%
24 months	2.00%	3.00%
36 months	3.00%	4.00%
60 months	4.50%	5.50%
84 months	5.50%	6.50%
120 months	6.50%	7.50%

Notes are offered in principal amounts of $10,000 or more. Interest rates on Notes in a principal amount equal to or in excess of $100,000 will be negotiated on a case-by-case basis based upon our financial requirements, the term of the investment and prevailing interest rates.

Rates are valid from Jan 1, 2013 until March 31, 2013.

Holders of Notes may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the Note.

An offer may only be made by the prospectus dated January 11, 2013, delivered in connection with this prospectus supplement dated January 15, 2013. See “Risk Factors” beginning on page 8 of the prospectus for certain factors you should consider before buying the Notes.

You may obtain an additional copy of the prospectus dated January 11, 2013 free of charge from Pioneer Financial Services, Inc. by calling 800-336-5141.

Notes represent unsecured, subordinated obligations of Pioneer Financial Services, Inc. and are not insured or guaranteed by the FDIC, any other governmental or private insurance fund, or any other entity.

	Price to Public	Underwriting Discount and Commission	Proceeds to Company
Per Note	100%	None	100%
Total	100%	None	$50,000,000	(1)

(1) Before deduction of expenses

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation of the contrary is a criminal offense.

The date of this prospectus supplement is January 15, 2013

Pioneer Financial Services, Inc. 4700 Belleview Avenue, Suite 300 Kansas City, Missouri 64112 816-756-2020 or 800-336-5141